                                                                   EXHIBIT 99.1





                                Company Press Release
FOR IMMEDIATE RELEASE

STARTEC RAISES $30 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK FOR
INTERNET
INITIATIVES

*    Deployment of VOIP Network
*    Launch of ISP Services
*    Development of Ethnic Web Portals

BETHESDA, MD - December 29, 1999: Startec Global Communications Corporation (Nasdaq: STGC), a facilities-based provider of communications services targeting ethnic communities worldwide, today announced that it has completed a private placement of 1.875 million shares of its common stock at $16.50 per share for approximately $30.9 million in gross proceeds.

The proceeds from the offering will be used primarily to fund Startec's Internet initiatives,including the expansion of its VOIP network facilities, the acquisition and development of additional ethnic-specific content and features for eStart, its on-line ethnic virtual community brand, and the expansion and enhancement of its Internet services.

Industry sources expect the worldwide VOIP market to grow to more than $25 billion by the year 2005. Startec believes it is in a particularly strong position to become a leading provider of VOIP service into the emerging economies. In 1999, Startec carried almost a billion minutes of voice traffic into the emerging economies.

"Currently, we have 20 VOIP devices deployed in 17 countries. We expect to use the funds to expand this reach considerably," said Ram Mukunda, chief executive officer of Startec.

As part of the expansion of Startec's Internet services, a portion of the proceeds will be used to launch ISP services in North America and to select countries in the emerging economies. "PC penetration in our customer base is much higher than the US average," said Mukunda. "To capitalize on this significant market, we will offer ISP service to our existing customers, using a bundled service model that includes free ISP service for customers that bill $60 or more per month in international long distance service."

Startec recently launched Arab and Iranian ethnic Web portals under the eStart brand. In 2000, the Company expects to launch seven additional Web communities. "The number of Internet users in the emerging economies is expected to reach 400 million by the year 2005," said Mukunda. "We plan to leverage our resources to create one of the leading ethnically focused on-line brands on the Internet. ISP services will be packaged with the ethnic portals, creating a complete bundle of telecom services. Moreover, even as a stand-alone product, the portals allow us to reach out to the communities that we serve over a much larger geographic area."

Recent Company Highlights:

* In December, Startec launched its Iranian virtual community through its on-line brand, eStart, located at www.estart.com. eStart is a single, on-line ethnic destination featuring different virtual communities linked by an in-language gateway page. By the end of 2000, it will include Arab, Iranian, Chinese, Turkish, Indian, Russian, Polish, Israeli and Latin American virtual communities.

* Also in December, Startec secured a license to provide Internet services in Hong Kong. The license permits the Company to offer Internet access, IP transport and collocation facilities to other ISPs and telecom carriers located in Hong Kong.

* In November, Startec acquired Worldwide Telecommunications, Ltd., a Hong Kong-based provider of voice and data services. This acquisition positions Startec to quickly penetrate the rapidly growing and newly opened Chinese market and to deploy VOIP technology in the Pacific Rim.

* In November, Startec announced the completion of the first phase of a global VOIP deployment into the emerging economies utilizing Clarent technology. Startec has installed 20 IP telephony gateways with access to 17 countries.

* In October, Startec announced the launch of its new Arab on-line virtual community, www.estart.com, the first in a series of nine planned ethnic on-line virtual communities.

About Startec:

Startec Global Communications Corporation is a facilities-based provider of communications services to ethnic communities. Startec is building a state-of-the-art network, equipped with Internet Protocol technology providing seamless connectivity to the emerging economies of the world, allowing it to integrate voice, data, Internet, and video services on a single network. Once completed, Startec's network will provide connectivity from points originating in the U.S., Canada and Europe and terminating in the emerging economies on an IP/ATM network. The Company's class of common stock is traded on The Nasdaq National Market under the symbol "STGC."

Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1994. Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, changes in market conditions, government regulation, technology, the international telecommunications industry, and the global economy, availability of transmission facilities, management of rapid growth, entry into new and developing markets, competition, customer concentration and attrition, and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC filings.

For more information, contact:
Jennifer Boyer
Investor Relations
Startec Global Communications Corporation
Tel. (301) 767-1430
jboyer@startec.net

Jennifer L. Boyer
Investor Relations
Startec Global Communications
Tel. (301) 767 - 1430
Fax (301) 365 - 1744
www.startec.com